                                                                 EXHIBIT 10

                                  PROJECT QVC



                                  CONFIDENTIAL





ALLEN & COMPANY INCORPORATED                                    AUGUST 4, 1994

                                                                    CONFIDENTIAL





                                FAIRNESS OPINION



            REGARDING THE PROPOSED $46 PER SHARE CASH OFFER FOR ALL
            OF THE OUTSTANDING SHARES OF QVC, INC ("QVC") BY COMCAST CORPORATION ("COMCAST") AND LIBERTY MEDIA CORPORATION ("LIBERTY")





ALLEN & COMPANY INCORPORATED                                     AUGUST 4, 1994

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994




TABLE OF CONTENTS

                                                                     Tab
                                                                     ---
     Basis of Opinion                                                 I

     Description of the Proposed Transaction                          II

     Analysis of QVC                                                  III
     -    Overview of QVC
     -    Historical Operating Statements
     -    Projected Operating Statements
     -    Consolidated Balance Sheet
     -    Common Stock Price Performance
     -    Market Multiple Comparison

     Transaction Analysis                                             IV
     -    Discounted Cash Flow Analysis
     -    Premium Paid in Proposed Transaction
     -    Multiples Paid in Comparable Transactions

     Summary                                                          V

     Conclusion                                                       VI

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





BASIS OF OPINION


   AMONG OTHER ITEMS WE:

   REVIEWED:

   *    Trends in the Cable Programming and Electronic Retailing Industries

   *    Business Prospects and Financial Condition of QVC

   *    Historical Business Information and Financial Results of QVC

   *    Non-Public Financial and Operating Results of QVC

   *    Financial Projections and 1994 Budget Prepared by the Management of QVC

   *    Information Obtained From Meetings with Senior Management of QVC

   *    Trading Range of QVC Common Stock

   * Public Financial Information of Comparable Companies in the Cable Programming and Specialty Retailing Industries

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





BASIS OF OPINION  (CONTINUED)

     REVIEWED (Continued):

     * Public Financial and Transaction Information Related to Comparable Mergers and Acquisitions

     *    Terms and Conditions of the Merger Agreement and Related Documents


     ANALYZED:

     *    The Terms of the Proposed Transaction

     *    QVC's Present Condition and Prospects

     * Trading History of QVC's Common Stock Related to Selected Public Announcements Regarding the Company

     * Trading History of QVC's Common Stock Compared to that of Comparable Companies and Other Market Indices

     * The Stock Price and Market Multiples of QVC Compared to those of Selected Cable Programmers and Selected Specialty Retailers

     * The Discounted Cash Flow Value Per Share of QVC Based on Management's Financial Forecast

     * Premiums and Multiples Paid in Comparable All Cash and Cash and Stock Transactions

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





DESCRIPTION OF THE PROPOSED TRANSACTION




     * The Proposed Transaction Is in the Form of a Tender Offer for a Majority of the Common Stock of QVC with a Subsequent Merger for the Same Consideration

     * Holders of Common Stock, Other Than Comcast and Liberty, Are Offered $46 Per Share in Cash

     * Holders of Convertible Preferred Stock, Other Than Comcast and Liberty, Will Receive $460 Per Share in Cash

     * Outstanding QVC Options Are Cashed Out at $46 Per Share Net of Their Exercise Price

     * The Transaction Values All Of QVC's Outstanding Shares at Approximately $2.6 Billion

     * Net Proceeds to Shareholders, Other Than Comcast and Liberty, Is Approximately $1.4 Billion

PROJECT QVC                                        CONFIDENTIAL  AUGUST 4, 1994





OVERVIEW OF QVC

   * Major Cable Television Shopping Company with Budgeted 1994 Revenues of $1.4 Billion, Operating Income of $154 Million and Operating Cash Flow of $202 Million

   * Market Value of $1.6 Billion as of June 29, 1994, Prior to QVC/CBS Merger Announcement

   *    Two New Domestic Shopping Services, Q2 and onQ, Launched in May 1994

   * International Joint Ventures with BSkyB in the United Kingdom and Grupo Televisa in Mexico
        -    Opportunity to Expand Customer Base and Increase Sales
        - Challenge to Penetrate Market through Limited Cable Infrastructure, Especially in the UK

   * Company Incurred a $34.8 Million Charge in the Fourth Quarter of 1993 from Expenses in the Paramount Takeover Battle

   * Significant Opportunity for Growth in the Near Term from Increasing Acceptance of Home Shopping Industry

   *    Challenge of Increasing Competition in the Home Shopping Industry
        - New Entrants to the Market May Include Macy's, Spiegel, and the S Channel

   * Decreasing Growth Rate of Base Business Has Raised Concern About Future Prospects for the Company

PROJECT QVC                                        CONFIDENTIAL  AUGUST 4, 1994





QVC HISTORICAL OPERATING STATEMENTS
(In Millions, Except Per Share Data)


                                                 Actual
                        -----------------------------------------------      Budget
                          1990          1991           1992        1993       1994
===================================================================================
Net Sales                 $776         $922          $1,071      $1,222      $1,367
   Growth                71.2%        18.8%           16.1%       14.2%       11.9%

Operating Income            29           84             118         152         154

Operating Cash Flow         76          131             165         195         202
   Growth                96.3%        73.2%           25.6%       18.3%        3.4%

Free Cash Flow *           (15)         125              80          26          40

Net Income *               (17)          20              55          59          65
   Growth                   NM           NM          179.5%        7.6%       10.0%

Net Income Per Share *  ($0.98)       $0.62           $1.26       $1.18       $1.33

- ------------------------------------
* Includes costs of Paramount tender offer of $35 million in 1993.

PROJECT QVC                                         CONFIDENTIAL  August 4, 1994





QVC PROJECTED OPERATING STATEMENTS
(In Millions, Except Per Share Data)


                                                        Projected
                     Budget        --------------------------------------------------------
                       1994          1995        1996       1997         1998         1999
===========================================================================================
Net Sales            $1,367        $1,621      $2,052     $2,421       $2,785        $3,202
  Growth              11.9%         18.5%       26.6%      18.0%        15.0%         15.0%

Operating Income        154           206         304        366          435           516

Operating Cash Flow     202           262         356        425          499           586
  Growth               3.4%         29.7%       36.1%      19.3%        17.5%         17.3%

Operating Cash Flow,
  Not Including
  Q2 Startup Costs      219           266         356        425          499            586

Free Cash Flow           40            53         134        174          217            279

Net Income               65            96         154        189          228            278
  Growth              10.0%         47.3%       59.8%      23.1%        20.9%          21.6%

Net Income Per
  Share               $1.33         $1.95       $3.12      $3.84        $4.64          $5.64

PROJECT QVC                                        CONFIDENTIAL  AUGUST 4, 1994





QVC CONSOLIDATED BALANCE SHEET
(In Millions, Except Per Share Data)


                                April 30,          LIABILITIES &                        April 30,
ASSETS                               1994          SHAREHOLDERS' EQUITY                      1994
=========================================          ==============================================
Cash and Marketable Securities        $20          Current Maturities of Debt                  $3

Receivables                           170          Accounts Payable                            70

Inventories                           157          Other Current Liabilities                  216
                                                                                             ----
Deferred Taxes and Other               67            Total Current Liabilities                289
                                     ----
Total Current Assets                  414

Net Property Plant & Equipment         79          Long-Term Debt                               7

Cable TV Distribution Rights           96          Shareholders' Equity                       576

Goodwill                              249

Other                                  34
                                     ----
Total Assets                         $872          Total Liabilities & Shareholders'         $872
                                     ====            Equity                                  ====

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC COMMON STOCK PRICE PERFORMANCE


         *    QVC Common Stock Price and Trading Volume Data

         *    Market Reaction to Selected Public Announcements

         *    QVC Common Stock Price Behavior Compared to:
              -      S&P 500
              -      Index of Cable Programming Companies
              -      Index of Specialty Retail Companies

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC COMMON STOCK PRICE AND TRADING VOLUME


     [GRAPHICAL MATERIAL]

     Daily closing price and volume traded of QVC Common Stock from 01/01/92 to 08/02/94.

     The following dates are highlighted:

*    12/10/92  Diller buys $25 MM stake
     (Closing Price on 12/11/92: $37.13, up 12.5%, Volume
     2,636,600 Shares)
*    01/19/93  Diller joins QVC
     (Closing Price $41.00, Volume 599,600 Shares)
*    07/12/93  Plans to merge with HSN announced
     (Closing Price $67.75, Volume 1,870,100 Shares)
*    09/20/93 - 02/15/94  Paramount takeover battle
     (Closing Price on 09/20/93: $56.00, Volume 1,353,800
     Shares)
     (Closing Price on 02/15/94: $50.25, Volume 2,666,700
     Shares)
*    6/30/94  QVC - CBS Merger announced
     (Closing Price $38.00, Volume 1,709,500 Shares)
*    07/12/94  Comcast bids for QVC
     (Closing Price on 7/13/94: $42.00, Volume 7,314,000
     Shares)

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC COMMON STOCK PRICE PERFORMANCE VERSUS MARKET INDICES


              [GRAPHICAL MATERIAL]

              Weekly Indexed comparison of QVC Common Stock closing prices versus S&P 500 Index, Cable Programming Company Index, and Specialty Retail Company Index from 01/01/92 to 08/02/94.

              Cable Programming Company Index is comprised of: GET, FAM, TBS.A and TBS.B.

              Specialty Retail Company Index is comprised of: BV, HD, LOW, MES,
                 PCCW and TOY.

              All indices are market capitalization weighted.

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC COMMON STOCK TRADING PERFORMANCE AND MARKET REACTION TO SELECTED PUBLIC ANNOUNCEMENTS

         *       QVC Common Stock Is Freely and Actively Traded on NASDAQ

         * QVC Common Stock Traded in the Range of $37.25 to $72.50 for the Year 1993 with an Average Daily Volume of 466,794 Shares

         * QVC Common Stock Traded in the Range of $30.00 to $51.50 from January 1, 1994 to June 29, 1994, the Day Prior to the QVC/CBS Merger Announcement, with an Average Daily Volume of 553,890 Shares

         * From June 30, 1994 to July 12, 1994, the Trading Day Prior to the Announcement of the Comcast Offer, QVC Common Stock Traded in the Range of $35.75 to $38.00 with an Average Daily Volume of 688,125 Shares and an Average Price of $36.73 Per Share

         * From July 13, 1994 to August 2, 1994, QVC Common Stock Traded in the Range of $42.00 to $46.00 with an Average Daily Volume of 1,244,253 Shares and an Average Price of $44.78 Per Share

         * General Trading Patterns for QVC Common Stock Were Not in Line with an Index of Comparable Companies from December 1992 through August 1994

PROJECT QVC                                 CONFIDENTIAL  AUGUST 4, 1994





QVC COMMON STOCK TRADING PERFORMANCE AND MARKET REACTION TO SELECTED PUBLIC ANNOUNCEMENTS (CONTINUED)

         * From December 1992, when Barry Diller Became Associated with the Company, through August 1993, QVC Stock Had a Spectacular Period of Price Appreciation

         * From September 1993 through February 1994, QVC Stock Was Influenced by the Company's Participation in the Paramount Takeover Battle, Announcements of New Competitors Entering the Home Shopping Industry, Perceived Slowdown in Growth of the Company's Base Business, Start Up Costs of Q2 and Concern About the Company's Involvement in International Joint Ventures

         * Since June 30, 1994, There Has Been Speculative Activity in QVC Stock Prompted by the QVC/CBS Merger Announcement and the Announcement of the Comcast Offer

         * QVC Common Stock Price of $44.25 as of August 2, 1994 Reflected a Speculative Takeover Premium Due to the Comcast/Liberty Offer and Speculation Regarding Other Bidders and a QVC Self-Tender

         * QVC Common Stock Price of $36.00 as of July 12, 1994, the Trading Day Prior to the Announcement of the Comcast Offer, Reflected a Premium Due to the Proposed Merger with CBS

         * For the Twenty Trading Days Prior to June 30, 1994, the Date of the QVC/CBS Merger Announcement, QVC Common Stock Traded in the Range of $32.38 to $36.00 with an Average Daily Volume of 185,560 Shares and an Average Price of $33.83 Per Share

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC COMMON STOCK TRADING PERFORMANCE AND MARKET REACTION TO SELECTED PUBLIC ANNOUNCEMENTS (CONTINUED)

         * For the Ten Trading Days Prior to June 30, 1994, the Date of the QVC/CBS Merger Announcement, QVC Common Stock Traded in the Range of $32.38 to $34.00 with an Average Daily Volume of 153,690 Shares and an Average Price of $33.26 Per Share

         * QVC Common Stock as of June 29, 1994, the Day Prior to the QVC/CBS Merger Announcement, Closed at $32.38 Per Share and in Our Opinion Was a Representative Price for that Security

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC MARKET MULTIPLE COMPARISON

            COMPARED QVC TO:


         *    Home Shopping Network, Inc.

         *    Publicly-Traded Cable Programming Companies
              -    Gaylord Entertainment Company
              -    International Family Entertainment, Inc.
              -    Turner Broadcasting System, Inc.

         *    Publicly-Traded Specialty Retail Companies
              -    Blockbuster Entertainment Corporation
              -    The Home Depot, Inc.
              -    Lowe's Companies, Inc.
              -    Melville Corporation
              -    Price/Costco, Inc.
              -    Toys 'R' Us, Inc.

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC MARKET MULTIPLE COMPARISON

TOTAL MARKET CAPITALIZATION TO LTM SALES (1)

         [TABLE REPLACES BAR CHART]

                                               As of 06/29/94           As of 07/12/94        As of 08/02/94(2)
                                               --------------           --------------        -----------------
         QVC                                        1.26 x                   1.40 x                1.79 x
         Cable Programming Companies                3.22 x                   3.17 x                3.18 x
         Specialty Retail Companies                 1.24 x                   1.27 x                1.24 x

             (1) Comparable Company multiples are average multiples for each group. See detail in Common Stock Comparison analyses located in Exhibits.
             (2) QVC multiple based on offering price of $46.00 per share.  All other multiples based on closing stock prices for comparable companies as of 08/02/94.

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC MARKET MULTIPLE COMPARISON

TOTAL MARKET CAPITALIZATION TO LTM OPERATING CASH FLOW (1) (3)

         [TABLE REPLACES BAR CHART]

                                               As of 06/29/94       As of 07/12/94     As of 08/02/94(2)
                                               --------------       --------------     -----------------
           QVC                                       8.0 x                8.9 x             11.4 x
           Cable Programming Companies              19.3 x               19.1 x             19.2 x
           Specialty Retail Companies               10.5 x               10.8 x             10.7 x

             (1) Comparable Company multiples are average multiples for each group. See detail in Common Stock Comparison analyses located in Exhibits.
             (2) QVC multiple based on offering price of $46.00 per share.  All other multiples based on closing stock prices for comparable companies as of 08/02/94.
             (3) Operating Cash Flow known as EBITDA in Common Stock Comparison analyses.

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





QVC MARKET MULTIPLE COMPARISON

MARKET VALUE OF EQUITY TO LTM EPS  (1)

         [TABLE REPLACES BAR CHART]

                                               As of 06/29/94     As of 07/12/94        As of 08/02/94(2)
                                               --------------     --------------        -----------------
         QVC                                          21.3 x          23.6 x                 30.2 x
         Cable Programming Companies                  38.5 x          38.0 x                 37.4 x
         Specialty Retail Companies                   23.1 x          23.6 x                 24.0 x

             (1) Comparable Company multiples are average multiples for each group. See detail in Common Stock Comparison analyses located in Exhibits.
             (2) QVC multiple based on offering price of $46.00 per share.  All other multiples based on closing stock prices for comparable companies as of 08/02/94.

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





         QVC MARKET MULTIPLE COMPARISON

         Market Value of Equity to 1994E EPS(1)

         [TABLE REPLACES BAR CHART]

                                                 As of 06/29/94   As of 07/12/94  As of 08/02/94(2)
                                                 --------------   --------------  ---------------
                      QVC(3)                         20.2 x         22.4 x            28.7 x
                      Cable Programming Companies    19.7 x         19.3 x            19.0 x
                      Specialty Retail Companies     18.3 x         18.7 x            19.0 x

             (1)Comparable Company multiples are average multiples for each group. See detail in Common Stock Comparison analyses located in Exhibits.
             (2)QVC multiple based on offering price of $46.00 per share.  All other multiples based on closing stock prices for comparable companies as of 08/02/94.
             (3)QVC multiples of 20.2 x, 22.4 x and 28.7 x represent 1994E EPS excluding Q2 startup costs as of 06/29/94, 07/12/94 and the offering price, respectively. 1994E EPS including Q2 startup costs results in multiples of 24.2 x, 26.9 x and 34.3 x 1994E EPS as of 06/29/94, 07/12/94 and the offering price, respectively.

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





         QVC MARKET MULTIPLE COMPARISON


         * Compared QVC Trading Multiples to those of Cable Programming Companies and Specialty Retail Companies

         * For the Dates Considered, QVC Traded at Multiples Closely Related to Specialty Retail Companies

         * QVC Stock Prices as of July 12, 1994 and August 2, 1994 Traded at Multiples of LTM Sales, Operating Cash Flow, LTM EPS and 1994E EPS that Were Higher (Except in One Case) than the Range for Specialty Retail Companies

         * As of June 29, 1994, QVC Traded at Multiples of LTM Sales, Operating Cash Flow, LTM EPS and 1994E EPS which Were within the Range of Multiples for Specialty Retail Companies and at a Multiple of 1994E EPS that Was Higher than the Average for Cable Programming and Specialty Retail Companies

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





              QVC DISCOUNTED CASH FLOW ANALYSIS
              (In Millions, Except Per Share Data)


                                                                        Projected
                                            Budget      -------------------------------------------
                                             1994       1995       1996    1997     1998       1999
===================================================================================================
Unlevered Free Cash Flow From Operations     $33        $46        $126    $165     $207       $263

              Net Per Share Present Value of
              Company Based on Discounted Cash Flows:

                                                   Multiple of 1999 Estimated EBITDA
              Discount                    --------------------------------------------
               Rate                         7.0 x             8.0 x             9.0 x
              --------                     ------            ------            ------
               15.0%                       $49.00            $53.94            $58.88
               17.5%                        44.54             48.94             53.33
               20.0%                        40.64             44.56             48.48
               22.5%                        37.20             40.71             44.22
               25.0%                        34.18             37.33             40.47

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





PREMIUM PAID IN PROPOSED TRANSACTION

         *         Comcast/Liberty Offer Price:  $46.00 Per Share
                   Premium Over QVC Stock Price as of:

                                                 Stock Price         Premium
                                                 -----------         -------
         June 29, 1994                              $32.38            42.1%
         10 Trading Days Prior to June 29, 1994      33.26            38.3%
         20 Trading Days Prior to June 29, 1994      33.83            36.0%
         July 12, 1994                               36.00            27.8%
         August 2, 1994                              44.25             4.0%

         *         Premiums Paid in Selected All Cash Merger Transactions:(1)

         Average Premium                                               38.6%
         High                                                          82.5%
         Low                                                           10.0%



         (1) See detail in Comparison of Selected Acquisitions located in Exhibits.

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





MULTIPLES PAID IN COMPARABLE TRANSACTIONS


         TRANSACTIONS REVIEWED:

         *    Major Media Mergers and Acquisitions within the Last Five Years

              -         Transaction Values in Excess of $1.0 Billion
              -         Transactions with All Cash or Cash and Stock
                        Consideration
              -         Acquisition of 100% of Company

         * Acquisitions of All or a Significant Portion of Cable Programmers within the Last Ten Years

              -         Transactions with All Cash or Cash and Stock
                        Consideration

         * Mergers and Acquisitions of Specialty Retailers and Selected General Retailers within the Last Five Years

              -         Transactions with All Cash or Cash and Stock
                        Consideration

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





MULTIPLES PAID IN COMPARABLE TRANSACTIONS


         Multiples Paid in Selected Acquisitions in Comparable Industries

                                                              Transaction Price as a Multiple of:
                                              -------------------------------------------------------------------
                                              Sales               EBITDA           Net Income          Book Value
                                              -----               ------           ----------          ----------
Comcast / Liberty Offer for QVC(1)             1.79 x             11.4 x             29.2 x             3.89 x

Comparable Transactions in(2):

Media --                             Average   1.91 x             11.7 x             21.3 x             2.54 x
                                     High      6.22               25.9               25.8               3.91
                                     Low       0.81                1.1               18.5               1.52

Cable Programming --                 Average     NA               12.1 x               NA                 NA
                                     High        NA               30.0                 NA                 NA
                                     Low         NA                5.7                 NA                 NA

Retail --                            Average   0.55 x              9.6 x             19.9 x              2.82 x
                                     High      0.99               14.3               27.2                4.34
                                     Low       0.10                7.9               10.7                0.53

(1) Based on offering price of $46.00 per share.
(2) See detail in Comparison of Selected Acquisitions located in Exhibits.

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





SUMMARY

         *    QVC Common Stock Is Freely and Actively Traded on the NASDAQ

         * QVC Common Stock Price Behavior Was Affected by Various Events From December 1992 through August 2, 1994

         * QVC Common Stock Price Between June 30, 1994 and August 2, 1994 Reflected a Potential Merger or Acquisition Premium

         * QVC Common Stock Price of $32.38 Per Share on June 29, 1994, the Day Prior to the Announcement of the Proposed Transaction with CBS, Traded In-Line with the Range of Multiples of Comparable Companies

         * QVC Common Stock Price of $32.38 Per Share on June 29, 1994, the Day Prior to the Announcement of the Proposed Transaction with CBS, in Our Opinion Is a Representative Price for that Security

         * The Proposed Offer of $46 Per Share is In-Line with Our Discounted Cash Flow Per Share Analysis of QVC Common Stock

         * The Proposed Offer of $46 Per Share is within the Range of Premiums Paid in Comparable Transactions

         * The Proposed Offer of $46 Per Share is within the Range of Multiples Paid in Comparable Transactions

PROJECT QVC                                         CONFIDENTIAL  AUGUST 4, 1994





CONCLUSION





      Based on the Foregoing, We Are of the Opinion that the Consideration to be Received in Connection with the Merger by the Holders of QVC Stock and
     QVC Options Pursuant to the Merger Agreement Is Fair to Such Holders,
        Other Than Comcast and Liberty, from a Financial Point of View.